[TRINITY LETTERHEAD]


                                                                November 6, 2000

To:      Subscribers of the June 2000 Private
         Placement of Securities of Trinity Medical Group USA, Inc.


         We are pleased to inform you that on October 20, 2000, we filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register the shares of common stock of the Company that you subscribed for through our June 2000 private placement. The number of shares registered on the registration statement reflects the number of shares underlying each common stock unit, with each common stock unit consisting of 1,000 shares of common stock, par value $.001 (the "Common Stock"), and a warrant to purchase 1,000 shares of Common Stock, with an exercise price of $4.00 per share (the "Warrant").

         You will note that the Private Placement Memorandum ("PPM") inadvertently referred to preferred series A stock rather than to common stock units. Instead of referring to each unit of preferred series A stock being ultimately convertible into 1,000 shares of Common Stock and a Warrant, the PPM should have referred to common stock units because the Company did not have preferred shares authorized. Since there is no change in the amount of shares of Common Stock to be issued, you are entitled to 1,000 shares of Common Stock and a Warrant for each unit you purchased.

         Our records show that we have not issued you the shares of Common Stock and a Warrant underlying the common stock units. Accordingly, we have instructed our transfer agent to issue a stock certificate for your shares of Common Stock and we will deliver the stock certificate and your Warrant to you upon receipt from the transfer agent.

         Please acknowledge your agreement with the foregoing by signing in the space below and faxing a signed copy to the undersigned at 415-256-1994 as soon as possible, so we may expedite the issuance of your Common Stock and Warrant.

         We thank you for your continued support of the Company. If you have any questions regarding the shares of Common Stock to be issued to you, please feel free to call me.

                                              Very truly yours,

                                              Trinity Medical Group USA, Inc.


                                              By: /s/ James S. Namnath
                                                 ---------------------------
                                                 Name: James S. Namnath
                                                 Title: Chief Executive Officer

Agreed and Acknowledged:

By:
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Name:
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